Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 25, 2020

Board of Directors of Cloudastructure, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our report dated May 22, 2020, with respect to the restated balance sheets of Cloudastructure, Inc. as of December 31, 2019 and 2018 and the related restated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CA

May 25, 2020